Exhibit 95

MINE SAFETY DISCLOSURES

This exhibit contains certain specified disclosures regarding mine safety required by section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K. Quanta Services, Inc. (together with its subsidiaries, “Quanta”) does not act as the owner of a coal or other mine, but may act as an “operator” as defined under the Federal Mine Safety and Health Act of 1977 where Quanta performs services or construction as an independent contractor at a coal or other mine.

The table below reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to Quanta during the three months ended September 30, 2026, as well as legal actions before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) pending as of September 30, 2026, which may relate to citations or orders issued in prior periods. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.

Mine or Operating Name / MSHA Identification Number	Section 104(a) S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (2)	Legal Actions Initiated During Period (3)	Legal Actions Resolved During Period (4)
WE SODA @ WESTVACO / 4800152 (1)	─	─	─	─	─	─	─	N	N	1	1	─
Jewett City / 0600393(1)	─	─	─	─	─	─	─	N	N	1	─	─
(1)Denotes where Quanta is working as an “independent contractor” at another operator’s mine.
(2)This number reflects legal proceedings which remain pending before the FMSHRC as of September 30, 2026. The pending legal actions may relate to citations or orders issued by MSHA during the reporting period or to citations or orders issued in prior periods. The legal proceedings reflected in this column of the table are categorized as follows in accordance with the categories established in the Procedural Rules of the FMSHRC:

Mine or Operating Name / MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief	Appeals of Judges' Decisions or Orders
WE SODA @ WESTVACO / 4800152 (1)	─	1	─	─	─	─
Jewett City / 0600393 (1)	1	1	─	─	─	─
(3)This number reflects legal proceedings initiated before the FMSHRC during the period ended September 30, 2026. The number of “initiated legal actions” reported here may not have remained pending as of September 30, 2026.
(4)This number reflects legal proceedings before the FMSHRC that were resolved during the period ended September 30, 2026.